EXHIBIT 99.1


 CONTACT:  Air & Water Technologies Corporation
           Robert S. Volland
           908/685-4600



 CONTACT:  Hamon & Cie                                Hamon Corporation
           M.C. Majerus                 or            Michael J. Billington
           32/2 535-1209                              908/685-4242


                                                     FOR IMMEDIATE RELEASE


      AIR & WATER TECHNOLOGIES CORPORATION AND HAMON & CIE CONCLUDE SALE OF
                CERTAIN RESEARCH-COTTRELL ASSETS TO HAMON & CIE


 Branchburg, New Jersey - July 27, 1998 - Air & Water Technologies Corporation (AMEX: AWT) and Hamon & Cie (International) S.A. (Belgium) (Brussels Stock Exchange: HAMON) jointly announced today that the acquisition in which Hamon would acquire certain assets and liabilities of Research-Cottrell, Inc. (Research-Cottrell), a wholly-owned subsidiary of AWT, has been concluded. The price was not disclosed.

 The transaction involved the assets and liabilities of the following entities: the air pollution control division of Research-Cottrell, Inc., Thermal Transfer Corporation, Custodis-Cottrell, Inc., Custodis-Cottrell Canada, Inc., and Research-Cottrell (Belgium) S.A., as well as the common stock of Research-Cottrell's subsidiaries in France, Germany, Poland, and the United Kingdom. The acquired businesses will continue to do business in the United States and overseas under the names Research-Cottrell, APCD, Custodis, and Thermal Transfer Corporation, among others.

 AWT President and Chief Executive Officer, Thierry Mallet, commented: "We are pleased to have concluded this part of the divestiture of Research-
 Cottrell.   We wish Hamon & Cie and our former employees success in the future. We continue to have discussions with other parties regarding the divestiture of our remaining air business units and look forward to fully developing our core water and wastewater business."



 Hamon Managing Director, Francis Lambilliotte, commented: "We are delighted to close this strategic acquisition. By merging our existing operations in air pollution equipment with the operations acquired with Research-Cottrell, we will better serve the industry on a world-wide basis and also strengthen our technical capabilities and develop new technologies. U.S. and European operations will be merged by product with a global approach. the U.S. Custodis chimney business will be integrated with the world-wide activities of the group and renamed " 'Hamon Custodis' throughout the world."

 Air & Water Technologies Corporation provides a comprehensive range of services and technologies for the operation, maintenance, and management of water and wastewater systems; engineering, design, and construction of water and wastewater facilities; and the remediation of contaminated soil. AWT is a subsidiary of Vivendi, the world's largest water company.

 Hamon & Cie, through its subsidiaries, provides a large range of products and services world-wide to the power and manufacturing industry for cooling, heating water, and liquid gas processing, also supplying ancillary equipment for power plants and air pollution control equipment. This acquisition will strengthen its third division in air pollution equipment on a world-wide basis with a prestigious name like Research-Cottrell.

                                     ###